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                               ADVANTAGE FUND II LTD.
                                     C/O CITCO
                                  KAYA FLAMBOYAN 9
                           CURACAO, NETHERLANDS ANTILLES


                                             December 10, 1998

Rocky Mountain Internet, Inc.
1099 18th Street
Suite 3000
Denver, Colorado  80202

                                 COMMITMENT LETTER

Dear Sirs:

          Advantage Fund II Ltd., a British Virgin Islands corporation ("Advantage"), is pleased to provide Rocky Mountain Internet, Inc., a Delaware corporation (the "Company"), with this commitment letter in respect of an additional investment of $5,000,000 in preferred stock of the Company upon and subject to the terms and conditions set forth below. Capitalized terms used herein without definition shall have the meanings given them in the Subscription Agreement, dated as of December 10, 1998 (the "Series B Subscription Agreement"), between the Company and Advantage, or in the Certificate of Designations referred to in the Subscription Agreement.

          1. THE TRANSACTION. Following the closing on the Closing Date of the issuance and sale to Advantage or its designee of 5,000 shares (the "Series B Preferred Shares") of Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock"), of the Company for an aggregate purchase price of $5,000,000 pursuant to the Series B Subscription Agreement and the issuance to Advantage of Warrants (the "Series B Warrants") in connection therewith, Advantage and/or one or more of its designees are prepared to purchase shares of a new series of preferred stock of the Company for an aggregate purchase price of $5,000,000 on the same terms and conditions as set forth in the Series B Subscription Agreement, the Certificate of Designations, the Series B Warrants and the other agreements, documents and transactions contemplated thereby (the "Transaction"). The warrants issued in the Transaction shall be exercisable for five years for an aggregate of 89,286 shares of Common Stock at an exercise price equal to 120% of the average closing bid price of the Common Stock for the five Trading Days prior to the closing of the Transaction.


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          2.   EFFECTIVE PERIOD; TERMINATION.  (a) This commitment shall become effective 90 days after the Registration Statement with respect to the Common Shares shall have been declared effective by the SEC (the "SEC Effective Date") and shall expire on the earlier of (x) 365 days after the SEC Effective Date or
(y) 470 days after the date hereof, subject to earlier termination (1) by the Company at any time upon ten days' prior written notice to Advantage or (2) by Advantage as follows: (i) at any time (before or after the SEC Effective Date) upon the Company's failure to satisfy the conditions set forth in Sections 3(b), 3(d) or 3(e) or the Company's failure to comply with or perform, as and when required, any of its material obligations set forth in this letter, in each case upon two Business Days' prior written notice given by Advantage to the Company; or (ii) if on any of the Specified Dates (as defined in Section 4) the Company fails to satisfy any of the conditions set forth in Section 4, in each case upon two Business Days' prior written notice given by Advantage to the Company. In addition, this commitment shall terminate automatically, without any action by any party hereto, upon the commencement of any voluntary or involuntary case or other proceeding against the Company seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or a substantial part of its property, or the Company shall consent to any such relief or appointment, or the Company shall make a general assignment for the benefit of creditors, or the Company shall fail generally to pay its debts as they become due.

          (b) To exercise its rights hereunder, the Company shall give written notice thereof (the "Notice") to Advantage. Upon receipt of the Notice, Advantage (or its designees) and the Company shall use their best efforts to document and complete the Transaction.

          3. GENERAL CONDITIONS. The obligation of Advantage (or its designees) to proceed with and complete the Transaction shall be subject to the following general conditions:

          (a) Since the date hereof, there shall have been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

          (b) (1) The Company shall not have failed or defaulted in the timely performance of any material obligation to Advantage or any holder of the Series B Preferred Stock under the Series B Subscription Agreement, the Certificate of


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     Designations, the Registration Rights Agreement or the other agreements or documents entered into with Advantage and the other holders of the Series B Preferred Stock (collectively, the "Series B Transaction Documents"), (2) the representations and warranties of the Company made in the Series B Transaction Documents continue at all times to be true and correct in all material respects (except for representations and warranties given as of a specific date which representations shall continue to be true and correct as of such date), and (3) the Registration Statement shall be available for use by the selling stockholders named therein.

          (c) At the annual meeting referred to in Section 4(j) of the Series B Subscription Agreement, the Company shall have obtained Stockholder Approval with respect to the issuance of the Series B Preferred Stock and the new shares of preferred stock to be issued in the Transaction.

          (d) Since the date hereof, there shall not have occurred any Optional Redemption Event (as defined in the Certificate of Designations) as to which a holder of Series B Preferred Shares is entitled to exercise its redemption rights with respect thereto or has exercised such rights and the Company has not redeemed such holder's shares of Series B Preferred Stock as required by the Certificate of Designations.

          (e) Since the date hereof, there shall not have occurred a change in the membership or size of the Company's Board of Directors such that directors in office on the date hereof no longer constitute a majority of the full Board.

          (f) The parties shall negotiate, and, within 30 days after the date the Notice is received by Advantage (the "Notice Date"), execute and deliver definitive agreements and documents in forms substantially similar to those delivered in connection with the purchase of the Series B Preferred Shares, PROVIDED, HOWEVER, that Advantage (or its designees) shall not be obligated to execute such definitive agreements if upon the execution thereof Advantage (or its designees) would be entitled to terminate any of such agreements in accordance with their respective terms.

          4.   ADDITIONAL CONDITIONS.   The obligation of Advantage (or its
designees) to proceed with and complete the Transaction shall be subject to the following additional conditions which must be satisfied on each of the Notice Date, the date of execution of the subscription agreement for the Transaction and the date of the closing of the Transaction (such dates, together with the Notice Date are referred to herein as the


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"Specified Dates"):

          (a) Determined on the basis of (i) the most recent financial statements of the Company filed with the SEC under the 1934 Act or (ii) financial statements of the Company more recent than those last filed with the SEC which the Company certifies as being prepared on the same basis as those filed with the SEC,

               (1) total stockholders' equity, including the Series B Preferred Stock ("Total Stockholders' Equity"), of the Company is at least $10,000,000; and

               (2) the ratio of the Company's total liabilities to Total Stockholders' Equity is not greater than 1:1;

     PROVIDED, HOWEVER, that Advantage (or its designees) shall not be obligated to close the Transaction unless such financial statements are as of a date no more than 60 days prior to the closing date of the Transaction.

          (b) The average closing bid price of the Common Stock on Nasdaq for the five Trading Days prior to each of the Specified Dates (the "Closing Bid Price") is at least $9.00 per share.

          (c) The average daily trading volume of the Common Stock on Nasdaq for the 30 Trading Days prior to each of the Specified Dates is at least 100,000 shares.

          The price and number of shares referred to in Sections 4(b) and 4(c) above shall be subject to equitable adjustment from time to time on terms reasonably acceptable to Advantage for (i) stock splits, (ii) stock dividends, (iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Current Price which would otherwise be applicable, (vi) the distribution by the Company to all holders of Common Stock of evidences of indebtedness of the Company or cash (other than regular quarterly cash dividends), (vii) tender offers by the Company or any subsidiary of the Company or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than 10% of the Common Stock outstanding and (viii) similar events relating to the Common Stock.

          (d)  On each of the Specified Dates, (1) the sum of (i) $5,000,000 and
     (ii) the aggregate Conversion Amount of the outstanding shares of Series B Preferred


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     Stock is less than (2) 10% of the product obtained by multiplying (i) the
     Closing Bid Price by (ii) the number of shares of Common Stock outstanding.

          5. INDEMNITY. The Company hereby agrees to indemnify and hold harmless Advantage, any designee of Advantage who participates in the Transaction and their respective directors, officers, employees, agents, advisors, successors and assigns, and each person, if any, who controls any such person within the meaning of the 1933 Act or the 1934 Act (collectively, the "Indemnified Persons"), against any losses, claims, damages, or liabilities asserted by or due to a person other than the Company or another Indemnified Person or any expenses (including reasonable attorneys' fees) incurred by the Indemnified Persons in connection therewith arising out of, or in connection with, or as a result of: (i) the execution and delivery of this commitment letter or any agreement or document relating to the Transaction contemplated hereby or the performance by the Company or the Indemnified Persons of their respective obligations hereunder or thereunder, except to the extent such execution and delivery or performance by the Indemnified Persons constitute a breach by an Indemnified Person of an agreement between such Indemnified Person and a third party unaffiliated with the Company which breach directly causes such losses, claims, damages, liabilities and expenses, (ii) the use of any proceeds from the Transaction or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Indemnified Person is a party hereto. The provisions of this Section 5 shall survive any termination of this letter.

          6. MISCELLANEOUS. All notices hereunder to the Company and Advantage shall be given to the addresses and in the manner provided in the Series B Subscription Agreement. All notices to the designees, if any, of Advantage hereunder shall be given to such address as such designees shall advise the Company in writing and in the manner provided in the Series B Subscription Agreement. This commitment letter is solely for the benefit of the parties hereto and, with respect to Section 5, the Indemnified Persons and nothing contained herein shall be deemed to confer upon anyone other than the Company, Advantage, and, with respect to Section 5, the Indemnified Persons any right to insist on or enforce the performance of any of the obligations contained herein. Except as otherwise provided in Section 4(i)(3) of the Series B Subscription Agreement, this letter supersedes any prior agreements, commitments, communications or letters with respect to the subject matter hereof. This letter shall be governed by the internal laws of the State of New York. This letter may be executed in counterparts, and a facsimile transmission hereof bearing a signature on behalf of a party hereto shall be binding on such party.


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                                        Very truly yours,

                                        ADVANTAGE FUND II LTD.



                                        By:
                                                       W. R. Weber
                                                        President


Accepted and agreed as of
the date first written above:

ROCKY MOUNTAIN INTERNET, INC.



By:
   Name:
   Title:



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